Exhibit 99.1

PositiveID Enters into Agreement to Acquire Thermomedics Inc. and the Caregiver® Non-Contact Thermometer

The global market for temperature monitoring devices is forecast to reach $1 billion by 2020, with infrared thermometers experiencing the fastest growth.

Acquisition is expected to strengthen PositiveID’s FDA and manufacturing capabilities, and enhance distribution channels into synergistic federal and commercial healthcare customers.

DELRAY BEACH, FL, October 21, 2015 – PositiveID Corporation (“PositiveID”) (OTCQB: PSID), a developer of biological detection and diagnostics solutions, announced today that it has entered into an agreement to acquire the capital stock of Thermomedics, Inc. (“Thermomedics”), which manufactures and markets the FDA-cleared Caregiver® non-contact clinical-grade thermometer. This acquisition is a part of PositiveID’s overall growth strategy to add revenue-generating, complementary products with significant market penetration potential to its portfolio. PositiveID will continue to look at other opportunities to execute this growth strategy.

The Caregiver thermometer was developed by the inventors of tympanic thermometry and is the world’s first non-contact device with TouchFree™ technology. Caregiver is a clinical-grade, infrared thermometer for measurement of forehead temperature in adults, children, and infants, without contact. Since there is no skin contact and Caregiver does not require probe cover supplies, it reduces the risk of cross-contamination and saves the healthcare facility the cost of covers (as much as $0.05 to $0.15 per temperature), storage space, as well as waste disposal costs.

Due to its ability to provide TouchFree temperatures thereby helping to improve infection control efforts, Caregiver has been utilized recently by both government and commercial customers in the fight against the spread of Ebola.

The established distribution and customer channels for Caregiver are expected to provide synergies to PositiveID as it continues the development and testing of its Firefly Dx real-time pathogen detection system and prepares for commercialization. Thermomedics currently has agreements with the world’s leading healthcare product distributors.

“We believe that once completed, the acquisition of Thermomedics will bring an exciting product and management team to our portfolio as we continue toward commercialization of Firefly Dx,” stated William J. Caragol, Chairman and CEO of PositiveID. “Not only will Caregiver provide additional revenue for PositiveID, we believe it will also provide opportunities to fight against the spread of disease, while providing a pathway to customers and delivering proven manufacturing and FDA expertise.”

The global market for temperature monitoring devices is forecast to reach $1 billion by 2020, with infrared thermometers experiencing the fastest growth driven in part by concerns over the spread of highly infectious diseases like Ebola according to Global Industry Analysts, Inc.

Further details of the transaction are described in a Form 8-K filed with the SEC by PositiveID. PositiveID expects to close the acquisition during the fourth quarter of 2015.

About PositiveID Corporation

PositiveID Corporation is a life sciences tools and diagnostics company that develops biological detection systems for point-of-need testing and America’s homeland defense industry. PositiveID is focused on the development of microfluidic systems for the automated preparation of and performance of biological assays in order to detect biological threats and analyze biological samples. For more information on PositiveID, please visit http://www.psidcorp.com, or connect with PositiveID on Twitter, Facebook or LinkedIn.

Statements about PositiveID's future expectations, including the likelihood that the acquisition is expected to strengthen PositiveID’s FDA and manufacturing capabilities, and distribution channels into synergistic federal and commercial healthcare customers; the likelihood that the global market for temperature monitoring devices is forecast to reach $1 billion by 2020, with infrared thermometers experiencing the fastest growth, the likelihood that the established distribution and customer channels for Caregiver are expected to provide synergies to PositiveID as it continues the development and testing of its Firefly Dx real-time pathogen detection system and prepares for commercialization; the likelihood that Caregiver will provide additional revenue for PositiveID and opportunities to fight against the spread of disease, while providing a pathway to customers and delivering proven manufacturing and FDA expertise; constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results. These risks and uncertainties include, without limitation, PositiveID’s ability to target the bio-threat detection and rapid medical testing sectors; PositiveID’s ability to complete the development and commercialization of its Firefly Dx system; as well as other risks. Additional information about these and other factors that could affect PositiveID’s business is set forth in its various filings with the Securities and Exchange Commission, including those set forth in PositiveID’s 10-K filed on March 30, 2015, and 10-Qs filed on August 13, 2015, May 15, 2015, and November 17, 2014, under the caption “Risk Factors.” PositiveID undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

PositiveID Corporation

Allison Tomek

(561) 805-8044

atomek@positiveidcorp.com

Investor Relations

Circadian Group

(647) 930-1037

Source: PositiveID Corporation